================================================================================

                     INFORMATION REQUIRED IN PROXY STATEMENT
                             ----------------------
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                Filed by the Registrant (X)
                Filed by a Party other than the Registrant  ( )

                           Check the appropriate box:
              ( )  Preliminary Proxy Statement
              ( )  Confidential, For Use of the Commission Only
                   (as permitted by Rule 14a-6(e)(2))
              (X)  Definitive Proxy Statement
              ( )  Definitive Additional Materials
              ( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                NEORX CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
(X)  No fee required.
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


CALCULATION OF FILING FEE
Title of each class of securities to which transaction applies:
Aggregate number of securities to which transaction applies:
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
Proposed maximum aggregate value of transaction:
Total fee paid:

( )  Fee paid previously with preliminary materials:
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       Amount previously paid:
                               --------------------------
       Form, Schedule or
       Registration Statement no.:
                                  -----------------------
       Filing Party:
                    -------------------------------------
       Date Filed:
                   --------------------------------------
================================================================================

                                NEORX CORPORATION

                  Notice of 1998 Annual Meeting of Shareholders

TO THE SHAREHOLDERS:

         The 1998 Annual Meeting of Shareholders (the "Annual Meeting") of NeoRx Corporation (the "Company") will be held at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119, on Wednesday, May 13, 1998, at 9 a.m., for the following purposes:

         1.       To elect six members to the Company's Board of Directors;

         2. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of the Company's Common Stock be present in person or be represented by proxy. To ensure representation at the Annual Meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

         The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 16, 1998.

                                   BY ORDER OF THE BOARD OF DIRECTORS





                                   RICHARD L. ANDERSON
                                   Senior Vice President, Finance and Operations Chief Financial Officer, Secretary

March 24, 1998
Seattle, Washington


         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                NEORX CORPORATION
                                 PROXY STATEMENT

General

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of NeoRx Corporation ("NeoRx" or the "Company") of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on Wednesday, May 13, 1998, and any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held at 9 a.m. at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119.

         The Company's principal office is located at 410 West Harrison Street, Seattle, Washington 98119. The approximate date of mailing this Proxy Statement and the accompanying proxy card is March 27, 1998.

Voting Securities

         Only shares of the Company's Common Stock, $.02 par value per share (the "Common Stock"), outstanding at the close of business on March 16, 1998, the record date for determining shareholders (the "Record Date"), are entitled to receive notice of and to vote at the Annual Meeting. At the Record Date, there were 20,720,414 shares of Common Stock outstanding. The presence, in person or by proxy of holders of record of a majority, of all outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is generally entitled to one vote per share held on the Record Date on each item to be voted on at the Annual Meeting. In voting for the election of Directors, however, each shareholder has the right to cumulate his or her votes and cast as many votes as are equal to the number of Directors to be elected multiplied by the number of such shareholder's shares. These votes may be cast for one candidate or distributed among as many candidates as the shareholder desires. If a shareholder wishes to cumulate his or her votes, he or she should multiply his or her shares by the number of Directors to be elected (deriving a cumulative total) and then write the number of votes for each Director next to each Director's name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for Directors, he or she should indicate the vote for or against each nominee, as provided on the proxy card. On all other matters, each share of Common Stock entitles its holder to one vote on each matter to be acted upon at the Annual Meeting.

         Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the Annual Meeting, the six nominees for election as Directors who receive the greatest number of votes cast for the election of Directors by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, will be elected Directors. Abstention from voting on the election of Directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes on the election of Directors since brokers who hold shares for their clients have discretionary authority to vote such shares with respect to this matter.

         The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this Proxy Statement but may properly be presented for action at the Annual Meeting.

         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Revocation

         Any shareholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the Annual Meeting. Any shares represented by an unrevoked proxy will be voted unless the shareholder attends the Annual Meeting and votes in person. A shareholder's right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to the Company's Corporate Secretary at or before the Annual Meeting.

Expenses of Solicitation

         The  Company  will bear the  expense  of  printing  and  mailing  proxy solicitation material. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person, by telephone or by facsimile transmission. No compensation will be paid for such solicitation.

         Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's Common Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership, as of March 3, 1998, of the Common Stock by (a) each person known by the Board of Directors to beneficially own more than 5% of the outstanding Common Stock, (b) each Director and nominee for Director, (c) each of the executive officers included in the Summary Compensation Table, and (d) all executive officers and Directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

                                                                               Shares            Percentage
                                                                            Beneficially          of Common
         Name                                                                  Owned                Stock
         ----                                                               -------------        -----------
Merrill Lynch Asset Management.......................................        1,889,375               9.1%
     800 Scudders Mill Road
     Plainsboro, New Jersey  08536

Ross Financial Corporation...........................................        1,196,000               5.8%
     Micro Commerce Center
     Cayman Islands B.W.I.

Paul G. Abrams (1)...................................................          584,672               2.8%

Richard L. Anderson (2)..............................................           56,250               *

James G. Andress (3).................................................           20,000               *

Jack L. Bowman (4)...................................................           24,000               *

Fred B. Craves (5)...................................................        1,182,500               5.7%

E. Rolland Dickson...................................................                0               *

Mary C. Foerster.....................................................                0               *

Lawrence H.N. Kinet (3)..............................................           17,500               *

Carl-Heinz Pommer (6)................................................           17,500               *

John M. Reno (7).....................................................          174,012               *

Robert W. Schroff (8)................................................          167,336               *

Alan Steigrod........................................................                0               *

Bruce H. Walters (9).................................................          119,175               *

All executive officers and Directors as a group (14 persons) (10)....        2,439,138              11.1%
------------------

 * Less than 1%.
(1) Includes 450,500 shares subject to options  exercisable  within 60 days.
(2) Represents  56,250 shares  subject to options  exercisable  within 60 days.
(3) Includes  15,000  shares  subject to  options  exercisable  within 60 days.
(4) Includes 22,500 shares subject to options exercisable within 60 days.
(5) Represents 172,500 shares subject to options exercisable within 60 days, and includes 1,010,000 shares held by Bay City Capital Management, LLC. Mr. Craves is the Chairman, Manager and Managing Director of Bay City Capital Management, LLC and disclaims beneficial ownership.



                                       3

(6) Represents 17,500 shares subject to options exercisable within 60 days, but does not include 731,534 shares owned by Boehringer Ingelheim International GmbH for which Mr. Pommer serves as a representative on the Board of Directors; Mr. Pommer disclaims beneficial ownership of the shares held by Boehringer Ingelheim International GmbH.
(7) Includes 155,125 shares subject to options  exercisable  within 60 days.
(8) Includes  147,625  shares  subject to options  exercisable  within 60 days.
(9) Includes  110,500 shares  subject to options  exercisable  within 60 days.
(10)Includes 1,236,688 shares subject to options exercisable within 60 days.




                              ELECTION OF DIRECTORS

Nominees for Director

         Pursuant to the Company's Articles of Incorporation, six Directors are to be elected by the holders of Common Stock at the Annual Meeting. These Directors will serve one-year terms that will expire at the 1999 Annual Meeting of Shareholders, or until their successors have been elected and qualified. Unless a shareholder withholds his or her vote, each proxy will be voted for the election of the following Directors:

         PAUL G. ABRAMS, M.D., J.D., age 50, is a co-founder of the Company and has been a Director since January 1985. He has been the Company's President and Chief Executive Officer since May 1990 and was Vice President, Medical Affairs from January 1985 to April 1990. Dr. Abrams holds J.D., M.D. and B.A. degrees from Yale University. He is a board-certified internist and medical oncologist and is an Affiliate Associate Professor in the Department of Radiology at the University of Washington. Dr. Abrams serves on the Board of Directors of the Biotechnology Industry Organization and is a member of its Emerging Companies Section Board.

     JACK L. BOWMAN, age 66, has been a Director since January 1994. Mr. Bowman was Company Group Chairman of Johnson & Johnson, a multinational pharmaceutical company, from 1987 until his retirement in 1993. Mr. Bowman is a director of Cell Therapeutics, Inc., CytRx, Inc., Vaxcel, Inc., Targeted Genetics Corporation, Osiris Therapeutics, Inc., and Cellegy Pharmaceuticals, each of which is a biotechnology company. He holds a B.Ed. degree from Western Washington University.

     FREDERICK B. CRAVES, Ph.D., age 52, has been the Company's Chairman of the Board of Directors since July 1993. In June 1997, Dr. Craves founded Bay City Capital Management LLC, a merchant bank providing advisory services and investing in life science companies, and has served as chairman and managing director since that company's inception. In November 1996, Dr. Craves founded The Craves Group LLC; and in January 1994, Dr. Craves co-founded Burrill & Craves. Both of these entities are investment companies. From January 1991 to April 1993, he was Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization and a wholly owned subsidiary of Schering AG, a multinational pharmaceutical company. Berlex Biosciences was created by merging Codon, a biotechnology company which Dr. Craves co-founded, and the pharmaceutical business of Triton Biosciences. Dr. Craves is Chairman of the Board and Acting Chief Executive Officer of Epoch Pharmaceuticals, and is a director of Incyte Pharmaceuticals, Inc., both biotechnology companies. Dr. Craves holds a Ph.D. degree in Pharmacology and Experimental Toxicology from the University of California San Francisco Medical Center.

        E.ROLLAND DICKSON, M.D.,age 64, has been the Mary Lowell Leary Professor of Medicine at Mayo Medical School and Director of Development at the Mayo Foundation for Medical Education and Research since 1993. Dr. Dickson received his M.D. degree from Ohio State University.

        MARY C. FOERSTER, age 51, is Director of Public Relations and Advertising for Boeing Commercial Airplane Group worldwide. Prior to joining Boeing, she was employed in the public relations industry with the global communications agencies Burson-Marsteller, where she served on the Board of Directors, and Hill & Knowlton, where she was Senior Vice President, Public Affairs Worldwide. She graduated from Smith College and obtained a masters degree from the University of Pennsylvania.

         ALAN A. STEIGROD, age 60, has been Chief Executive Officer of Newport HealthCare Ventures, which provides consulting and investment service to the biopharmaceutical industry, since 1996. From March 1993 to November 1995, he served as President and Chief Executive Officer of Cortex Pharmaceuticals Inc., a development stage neuroscience company.

         It is intended that votes will be cast pursuant to the enclosed proxy card for the election as Directors of the foregoing nominees. Executing the proxy card will give the proxies the authority to vote the shares in the election of Directors as the proxies shall determine. If any nominee shall not be a candidate for election as a Director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing Directors. No circumstances are presently known that would render any nominee named above unavailable.

         Pursuant to the Company's Bylaws, shareholders seeking to nominate other candidates for election to the Board of Directors at the Annual Meeting must give written notice to the Company's Corporate Secretary not less than 60 days nor more than 90 days before the Annual Meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, including information similar to that required under the federal proxy rules. If less than 70 days' notice or prior public disclosure of the date of the scheduled Annual Meeting is given, notice by the shareholder must be given not later than the tenth day following the earlier of the mailing of notice of the Annual Meeting or the date public disclosure of the Annual Meeting was made. The Company's Bylaws provide that no person shall be elected a Director of the Company unless nominated in accordance with the Bylaws. As of the date of this Proxy Statement, the Company has not received any Director nominations by shareholders.

         The Board of Directors met 11 times during the year ended December 31, 1997. Each of the present Directors, except Mr. Pommer, attended at least 75% of the total number of meetings held by the Board of Directors and by all of the committees of the Board of Directors on which they served.

Committees of the Board

         The Board of Directors has two committees: an Audit Committee and a Compensation Committee. It does not have a nominating committee.

         The Audit Committee currently consists of three non-employee Directors:
Messrs. Kinet and Pommer, and Dr. Craves. The Audit Committee reviews the preparation and audit of the Company's accounts, considers the engagement of independent public accountants for the ensuing year and the terms of such engagement, reviews the scope of the audit proposed by such accountants, and receives and reviews the audit reports. The Audit Committee met twice during the year ended December 31, 1997.

         The Compensation  Committee  currently  consists of three  non-employee
Directors: Messrs. Andress, Bowman and Kinet. The Compensation Committee recommends to the Board of Directors the salary and certain terms of employment of the Company's officers and administers the Company's 1994 Stock Option Plan and the grants of options thereunder. The Compensation Committee met ten times during the year ended December 31, 1997.

Compensation of Directors

         Directors of the Company receive no cash compensation for their services to the Company in such capacity. Non-employee Directors receive stock option grants under the Company's 1991 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). Each new non-employee Director, upon election or appointment to the Board of Directors, receives an initial option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the grant date. Each non-employee Director automatically receives an annual option grant to purchase 5,000 shares of Common Stock following each annual meeting of shareholders at an exercise price equal to the fair market value per share of Common Stock on the grant date, provided that a non-employee Director who has received the initial grant for 10,000 shares of Common Stock within five months prior to any such annual meeting of shareholders, does not receive the annual grant for such annual meeting. In February 1998, the Board of Directors voted to increase the grant of options to Directors to 20,000 for the initial option and 10,000 shares at each annual meeting date. Options granted to non-employee Directors upon their initial appointment or election become exercisable in two equal installments beginning with the first anniversary of the grant date. The options granted as of each annual meeting of shareholders (including the Annual Meeting) become exercisable in two equal installments on the dates of the next two succeeding annual meetings of shareholders.

         On February 21, 1997, the Board of Directors  granted to Dr.  Frederick
B. Craves an option to purchase 60,000 shares of the Company's Common Stock from the Restated 1994 Stock Option Plan for his services as Chairman of the Board of Directors. In addition, Dr. Craves receives compensation under a consulting agreement with the Company. See "Certain Relationships and Related Transactions."
                                       6

                             EXECUTIVE COMPENSATION

Compensation Summary

         The following table sets forth all compensation for services rendered in each of the last three years to the Company's Chief Executive Officer and the four current most highly compensated officers in 1997 (the "named executive officers").

                                          Summary Compensation Table

                                                                              Long-Term
                                            Annual Compensation           Compensation  Awards
                                      --------------------------------   -----------------------
                                                             Bonus and   Restricted   Securities     All Other
                                                            Achievement     Stock     Underlying   Compensation
Name and Principal Position           Year      Salary($)   Award($)(2)   Awards($)   Options(#)      ($)(3)
----------------------------          ----      ---------   -----------  -----------  ----------   ------------

Paul G. Abrams                        1997      $274,149      $ 69,000       --              --       $  696
President and Chief Executive         1996       258,457         1,700       --         125,000          696
Officer                               1995       234,149          --         --              --          696

Richard L. Anderson (1)               1997       184,141        64,663       --         242,500        1,500
Senior Vice President,                1996            --            --       --              --           --
Finance and Operations, and           1995            --            --       --              --           --
Chief Financial Officer

John M. Reno                          1997       169,718        75,262       --          30,000        1,152
Vice President, Research and          1996       169,718         1,700       --          25,000        1,152
Development                           1995       163,746            --       --              --          680

Robert W. Schroff                     1997       169,718        77,345       --          30,000        1,152
Vice President and General            1996       157,925         1,700       --          25,000          336
Manager, Cardiovascular               1995       152,498            --       --              --          321
Products

Bruce H. Walters                      1997       137,551        35,000       --              --          908
Vice President, Human                 1996       137,551         1,700       --          25,000          908
Resources                             1995       135,917         1,389       --              --          894

(1)      Mr. Anderson joined the Company on January 24, 1997.

(2)     Includes accrued bonus and achievement awards.

(3)     Consists of premiums paid under group term life insurance policies.

Stock Options

         The following table provides details regarding stock options granted to the named executive officers in 1997. In addition, in accordance with Securities and Exchange Commission (the "SEC") rules, the hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over their 10-year term.

                                               OPTIONS GRANTED IN 1997

                                                                                Potential Realizable Value At
                                                                             Assumed Annual Rates of Stock Price
                                     Individual Grants                         Appreciation for Option Term
                    -------------------------------------------------------  ------------------------------------
                     Number of       Percent of
                     Securities     All Options
                     Underlying      Granted to     Exercise
                      Options        Employees        Price      Expiration
    Name            Granted(#)(1)     in 1997     Per Share($)      Date           5%($)(3)         10%($)(3)
------------------- ------------    -----------   ------------   ----------        --------         ---------
Paul G. Abrams             --            --           --             --                --               --

Richard L. Anderson     202,500(2)      35.2%       $4.625        1/24/2007        $588,999        $1,492,640
                         10,000          1.7         4.4375       8/11/2007          27,907            70,721
                         30,000          5.2         5.75         12/2/2007         108,484           274,921
                        -------         ----                                       --------        ----------
                        242,500         42.2                                        725,390         1,838,282

John M. Reno             30,000          5.2         4.4375       8/11/2007          83,722           212,167

Robert W. Schroff        30,000          5.2         3.563        5/27/2007          67,198           170,316

Bruce H. Walters           --            --           --             --                --               --


(1) The Options granted will be exercisable in four equal annual installments beginning on the first anniversary date of the option and expire 10 years from the date of grant. All options were granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant based on the closing price of the Common Stock as quoted on the Nasdaq National Market. The options are also subject to accelerated vesting upon the occurrence of certain events. See "Employment and Change of Control Agreements and Severance Agreement."

(2) Of the 202,500 options granted to Mr. Anderson, 22,500 become exercisable on the sixth anniversary of the grant date and expire 10 years from the grant date. Exercisability may be accelerated by the Compensation Committee of the Board of Directors based on the Committee's assessment of the corporate performance against goals established annually.

(3) The amounts result from the assumed rates of stock price appreciation required by the SEC and are not intended to forecast actual stock price appreciation. Option holders will experience no gain unless the stock price increases during the option term. Such an increase would benefit all shareholders.

                                       8

Option Exercises in 1997 and Year-End Value Table

         The following table sets forth information on option exercises in the year ended December 31, 1997 by the named executive officers and the value of such officers' unexercised options at the end of 1997.

                                     AGGREGATED OPTION EXERCISES IN 1997
                                          AND YEAR-END OPTION VALUES


                                                          Number of Securities          Value of Unexercised In-
                                                      Underlying Unexercised Options      The Money Options at
                                                         at December 31, 1997(#)         December 31, 1997($)(1)
                          Acquired on       Value     ------------------------------   ---------------------------
          Name            Exercise(#)    Realized($)   Exercisable   Unexercisable     Exercisable   Unexercisable
-----------------------   -----------    -----------   -----------   -------------     ------------  -------------

Paul G. Abrams                    --            --         450,500       240,000       $1,032,789       $392,974

Richard L. Anderson (2)           --            --          11,250       231,250           11,250        203,125

John M. Reno                      --            --         155,125        88,625          208,578        136,052

Robert W. Schroff                 --            --         147,625        86,125          208,578        162,287

Bruce H. Walters                  --            --         110,500        37,000          184,370         49,038
--------------

(1) The value of unexercised in-the-money options is calculated based on the market price per share on December 31, 1997 of $5.625 as reported by the Nasdaq National Market, less the exercise price.

(2)    Mr. Anderson joined the Company on January 24, 1997.


Report of the Compensation Committee on Executive Compensation


Statement of Compensation Philosophy

         The Company's executive compensation program primarily consists of three parts: base salary, annual bonus, and stock options. The Company's overall philosophy is to hire individuals who possess the requisite professional managerial skills with demonstrated success in positions of comparable scope and responsibility in healthcare and other research and industrial settings, who will help achieve the Company's mission of developing innovative pharmaceuticals to provide solutions for critical, unmet needs in cancer and cardiovascular diseases. The Company is committed to recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills.

         The Company's goal for total compensation is to be competitive with other biotechnology enterprises. The program places significant emphasis on equity participation by granting stock options to align the interests of senior management with those of the Company's shareholders. The Company's cash compensation is designed to be competitive while also recognizing the need to conserve cash for product development.

         Compensation payments in excess of $1 million to each of the named executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation to the Chief Executive Officer or any other executive officer has never exceeded $1 million and the Compensation Committee does not expect cash compensation in 1998 to the Chief Executive Officer or any other executive officer to exceed $1 million. The Board of Directors intends to qualify option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Base Salary

         The Company's philosophy is to maintain executive cash compensation at a competitive level sufficient to recruit and retain individuals possessing the above-mentioned skills. Determinations of appropriate cash compensation levels are generally made through regular participation in a variety of industry and industry-related surveys, as well as by monitoring developments in key industries such as biotechnology and pharmaceuticals. The Company's cash compensation levels are designed to be approximately equal to cash compensation paid by other biotechnology enterprises. For the last several years, executive officer base salaries have only been adjusted to be consistent with the Company's overall compensation targets based on survey data.

         The survey data considered by the Compensation Committee in determining 1997 executive compensation include salary information provided by 103 biotechnology enterprises having between 51 and 149 employees (the "Comparison Group"), of which 82 are publicly traded companies. Approximately 65% of these publicly traded companies are included in the Nasdaq Pharmaceutical Stock Index referred to in the Stock Price Performance Graph that appears elsewhere in this Proxy Statement.

Annual Bonus

         An annual bonus plan has been established to reward participants for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company participate in the program, and the Compensation Committee may expand it to cover other employees. This incentive plan is designed to ensure that when such payments are added to a participant's base salary, the resultant compensation for above average performance will approximate the average total cash compensation level of comparable companies.

         In 1997, executive officers were eligible to earn a bonus up to 25% of salary, upon attainment of specific Company performance goals set by the Board of Directors. These goals included forming strategic alliances, achieving product milestones, and increasing cash reserves. The Compensation Committee does not assign relative weights to these goals in formulating the amount of the awards. In February 1998, the Compensation Committee determined that the goals for 1997 were met by the executive officers. Bonuses for 1997 were paid in 1998 and were approximately 25% of base executive compensation.

         In addition to the bonus plan, the Compensation Committee has the discretion to grant achievement awards of cash and/or stock options to individual executive officers. These achievement awards are intended to recognize an individual for outstanding contributions to the Company. During 1997, Mr. Anderson, Dr. Reno and Dr. Schroff received achievement awards.

Stock Options

         Stock options are viewed as a basic element of the total compensation program and emphasize long-term Company performance as measured by the creation of shareholder value. Options under the Company's existing stock option plan are granted to all employees. In determining the size of the grants, the Compensation Committee considers the amount and value of options currently held, but focuses primarily on the executive's past and likely continued contribution to the Company, as well as the executive's relative position within the Company. Although the Compensation Committee does not have a target ownership level for Common Stock holdings by executives and key employees, the Compensation Committee's objectives are to enable such persons to develop and maintain a significant long-term ownership position in the Common Stock.

         Stock options to executive officers have been granted at 100% of fair market value on the date of grant. The Company has generally awarded options to executives at the time of employment and promotion, and at discretionary intervals thereafter. The Compensation Committee seeks to keep its executive stock option compensation competitive with other biotechnology companies. Stock option exercisability is determined by the Compensation Committee. Options become exercisable in periods generally ranging from one to nine years after date of grant. In certain cases, exercisability may be accelerated based on achievement of corporate and individual objectives.

         In addition to granting stock options to the Company's current executive officers under the programs described above, the Company also granted 152,500 stock options to approximately 32 other employees under the Company's Restated 1994 Stock Option Plan. This broad-based program is designed to create in the Company an entrepreneurial spirit and to provide broad incentives for the day-to-day achievements of these employees, which, in turn, is expected to improve the Company's long-term performance.

Compensation of the Chief Executive Officer

         In determining the base salary compensation of Dr. Abrams for 1997, the Compensation Committee considered the same factors that it considered when determining compensation for all employees and for the Company's other executive officers, including the Company's performance as a whole. Dr. Abrams' base salary compensation received in 1997 was $274,149, which placed him at the average of chief executive officers in the Radford Associates Biotechnology Survey.

Submitted by the Compensation Committee of the Board of Directors

James G. Andress
Jack L. Bowman
Lawrence H.N. Kinet

Stock Price Performance Graph

         The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of the Nasdaq Stock Market Index (US) and the Nasdaq Pharmaceutical Stocks Index.

         Note: Stock price performance shown below for the Company is historical, and not necessarily indicative of future price performance.


           Comparison of Five-Year Cumulative Total Return Among NeoRx
                 Corporation, Nasdaq Stock Market Index (US) and
                      Nasdaq Pharmaceutical Stocks Index(1)

                                     12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                     --------   --------   --------   --------   --------   --------
NeoRx Corporation                     $100       $ 62       $  33      $  43      $  28      $  38
Nasdaq Stock Market Index (US)         100        115         112        159        195        240
Nasdaq Pharmaceutical Stock Index      100         89          67        123        123        127

(1) Assumes $100 invested on December 31, 1992 in NeoRx Corporation Common Stock, the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index, an index of approximately 217 companies, the stocks of which are quoted on the Nasdaq National Market, and the Primary Standard Industrial Classification Code Number (SIC) of which is #283 - Pharmaceutical Companies. Total return performance for the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The Nasdaq Stock Market Index and the Nasdaq
     Pharmaceutical Stocks Index are produced and published by the Center for Research in Securities Pricing at the University of Chicago.

Employment and Change of Control Agreements and Severance Agreements

         Each of the executive officers of the Company has an agreement that defines terms of employment and change of control of the Company (as defined in the agreement). A change of control occurs through certain mergers, consolidations, acquisitions of property or stock, liquidations, reorganizations or sales of substantially all the assets of the Company. The executive officers may receive 12 months' salary and a proportioned bonus if earned. Also, the vesting of all options outstanding under the Company's 1984 Stock Option Plan and Restated 1994 Stock Option Plan will be accelerated and optionees will have the right to exercise all or a part of such options immediately prior to any such transaction. Any unexercised options will terminate, except that, in the event of a merger in which the shareholders of the Company receive capital stock of another corporation, such unexercised options must be assumed or an equivalent option is substituted by the successor corporation. A qualifying termination under this agreement also is considered to occur when the executive officers' responsibilities or authority are materially reduced on more than a short-term basis. These agreements automatically renew biannually absent a notice of nonrenewal by either party.

         The Company also has severance agreements with each executive officer that provides that the executive officer would receive up to 12 months' salary if such executive officer is terminated "without cause" (as defined in each agreement). The severance agreements allow the Company to reduce payments to the former executive officers who undertake consulting or employment elsewhere. The agreements define severance without cause to include a material reduction in the executive officer's responsibility or authority. These agreements automatically renew bi-annually absent a notice of nonrenewal by either party.

Certain Relationships and Related Transactions

         On July 7, 1993, Dr. Frederick B. Craves, the Company's Chairman of the Board of Directors, entered into a consulting agreement with the Company providing that Dr. Craves shall be retained as a general advisor and consultant to the Company's management on all matters pertaining to the Company's business. In exchange for such services, Dr. Craves is compensated $30,000 for each calendar quarter of services, plus reasonable travel and other expenses. On July 7, 1993, the Company also granted Dr. Craves an option to purchase a total of up to 125,000 shares of Common Stock over four years. In 1996, the Board of Directors accelerated vesting of Dr. Craves' remaining 40,000 shares of the option grant for his assistance in NeoRx's 1996 financing. On February 21, 1997, the Board of Directors granted to Dr. Craves an option to purchase 60,000 shares of the Company's Common Stock from the Restated 1994 Stock Option Plan for his services as Chairman of the Board of Directors. The option was granted at the then current market price of the Common Stock and becomes exercisable in two equal installments beginning one year after the date of grant. If Dr. Craves is terminated "without cause" (as defined in the consulting agreement), he is entitled to a pro rata portion of the quarterly fee for services up to the date of termination, all expenses incurred up to such date, and a payment equal to three months of service.

         In November 1995 and April 1996, the Company loaned Dr. Paul G. Abrams, the Company's President and Chief Executive Officer, a total of $140,000, bearing interest at the applicable federal rate. The balance of loans due from Dr. Abrams to the Company at December 31, 1997 is $111,938 and is due on demand. Dr.
Abrams is repaying the loans in monthly payments.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during 1997 all filing requirements required by Section 16(a) applicable to Directors, executive officers and greater-than-10% shareholders were complied with by such persons, other than a late Form 3 filed by Richard L. Anderson and a late Form 4 filed by Frederick B. Craves.

Relationship with Auditor

         On  April  4,  1997,   the  Company's   Board  of  Directors,   at  the
recommendation of its Audit Committee, terminated the engagement of Arthur Andersen LLP and selected KPMG Peat Marwick LLP as the Company's auditor.

         The report of Arthur Andersen LLP on the Company's Financial Statements for either of the last two years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's two most recent years and subsequent interim periods preceding the date of termination of the engagement of Arthur Andersen LLP, the Company was not in disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its report.

         The Company has not consulted with KPMG Peat Marwick LLP during its two most recent years nor during any subsequent interim period prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

         The Board of Directors has selected KPMG Peat Marwick LLP as the Company's auditors for 1998. Representatives from KPMG Peat Marwick LLP are expected to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions from shareholders.

                            PROPOSALS OF SHAREHOLDERS

         Under the Company's Bylaws, shareholders seeking to propose business to be conducted at an annual meeting of shareholders must give written notice to the Company no later than the date that shareholder nominations for Directors must be received. The notice must contain certain information as to the proposal and the shareholder, including the shareholder's share ownership and any financial interest of the shareholder in the proposal. Any proposal not made in compliance with the Bylaws may be rejected by the Board of Directors. No shareholder proposals for the Annual Meeting had been received by the Company as of the date of this Proxy Statement.

         A shareholder who intends to present a proposal at the 1999 Annual Meeting of Shareholders and desires that information regarding the proposal be included in the 1999 proxy statement and form of proxy must ensure that such information is received by the Company no later than November 27, 1998.

                                 OTHER BUSINESS

         The Company knows of no other business to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

         Upon written request from any person solicited herein addressed to the Company's Corporate Secretary at the Company's principal offices, the Company will provide, at no cost, a copy of the Company's Form 10-K Annual Report as filed with the SEC for the year ended December 31, 1997.

                                  BY ORDER OF THE BOARD OF DIRECTORS



                                  RICHARD L. ANDERSON
                                  Senior Vice President, Finance and Operations Chief Financial Officer, Secretary

March 24, 1998
Seattle, Washington

                                     PROXY

                               NEORX CORPORATION
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard L. Anderson as Proxy, with full power of substitution, and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of NeoRx Corporation held of record by the undersigned on March 16, 1998, at the Annual Meeting of Shareholders to be held on May 13, 1998, or any adjournment or postponement thereof. (Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

FOR all nominees (except as marked to the contrary) WITHHOLD AUTHORITY to vote for all nominees.

1. ELECTION OF DIRECTORS
Election of the following six nominees to serve as Directors for the ensuing year or until their successors are elected and qualified:
Nominees: Paul G. Abrams, Jack L. Bowman,
Frederick B. Craves, Mary C. Foerster, Alan A. Steigrod and E. Rolland Dickson.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the name(s) of the nominee(s) below: Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.

Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

Signature(s)   Dated:   , 1998
Please sign above exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

FOLD AND DETACH HERE